Exhibit 10.14

Five9, Inc.
Non-Employee Director Compensation Policy
Approved: February 12, 2021 (the “Adoption Date”)

Each member of the Board of Directors (the “Board”) of Five9, Inc. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such non-employee member, a “Director”) will receive the following compensation for his or her Board service, unless and until changed by the Board.

Annual Cash Compensation

The cash compensation amounts set forth below are payable in equal quarterly installments, in arrears on the last day of each fiscal quarter in which the service occurred (each, a “Quarter”). For any partial Quarter of service, the applicable quarterly amount will be pro-rated based on days in service. All amounts are vested at payment.

1.    Annual Board Service Retainer:
a.    All Directors: $30,000

2.    Annual Chair Service Fee:
a.    Chairman/Lead Director of the Board: $15,000
b.    Chairman of the Audit Committee: $20,000
c.    Chairman of the Compensation Committee: $13,500
d.    Chairman of the Nominating and Governance Committee: $8,500

3.    Annual Committee Member (non-Chair) Service Fee:
a.    Audit Committee: $8,500
b.    Compensation Committee: $5,000
c.    Nominating and Governance Committee: $4,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2014 Equity Incentive Plan (the “Plan”). The grant sizes indicated below will be subject to the limitation in the Plan on the number of awards that can be granted in a calendar year to any one individual or director and, for the avoidance of doubt, are converted from dollar amounts to Company shares solely pursuant to the formula in this policy and not pursuant to the formula in the Company’s Equity Award Grant Policy that is applicable to grants to Company employees and consultants. All unvested outstanding stock awards granted under this policy will become fully vested as of immediately prior to a Change in Control (as defined in the Plan).

Exhibit 10.14
    New Director RSU Grant: For any individual who first becomes a Director after the date hereof (other than as a result of an employee director transitioning to become a non-employee director, and other than any individual who first becomes a Director at the Company’s Annual Meeting), on the effective date on which the Director joins the Board (the “Service Effective Date”), he or she will be granted, automatically, and without further action by the Board, (A) an RSU for a number of shares equal to (i) $400,000, divided by (ii) the Fair Market Value (as defined in the Plan) of a share of the Company’s common stock on the date of grant, rounded down for any partial share, which will vest in three equal annual installments on the first, second and third anniversaries of the date of grant, subject to the Director’s continued service through such vesting date, and (B) an RSU for a number of shares equal to (i) the Pro Rated Amount, divided by (ii) the Fair Market Value (as defined in the Plan) of a share of the Company’s common stock on the date of grant, rounded down for any partial share, which will vest in full in one installment on the first anniversary of the date of grant, subject to the Director’s continued service through such vesting date. The “Pro Rated Amount” shall mean the product of $200,000 and a ratio, the numerator of which is twelve (12) minus the number of full months that have elapsed between the date the immediately prior Annual Grants were made to the Company’s current Directors (including such date) and the Service Effective Date (but excluding such date), based on a month of 30 days and with the 15th day being rounded up, and the denominator of which is twelve (12).

Annual RSU Grant: On the date of each annual meeting of the Company’s stockholders at which directors are regularly elected (each, an “Annual Meeting”), each Director will be granted, automatically, and without further action by the Board, an RSU for a number of shares equal to (i) $200,000, divided by (ii) the Fair Market Value, rounded down for any partial share (the “Annual Grant”). The Annual Grant will vest in full in one installment on the earlier to occur of (i) the first anniversary of the grant date, and (ii) immediately prior to the Company’s next succeeding Annual Meeting, subject to the Director’s continued service through such vesting date. Any director receiving an RSU grant in the Pro Rated Amount as set forth in the immediately preceding paragraph, shall not be eligible to receive an Annual Grant on the date of the next succeeding Annual Meeting after the date they first become a Director, but shall be eligible to receive an Annual Grant on the date of each successive Annual Meeting thereafter (provided they remain in service as a Director).

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